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Airgas, Inc.

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John van Roden Chairman Airgas, Inc. 259 North Radnor- Chester Road Suite 100 Radnor, PA 19087 http://www.airgas.com

November 11, 2010

John E. McGlade

Chairman, President & Chief Executive Officer

William L. Davis, III

Presiding Director

Air Products & Chemicals

7201 Hamilton Blvd.

Allentown, PA 18195-1501

Dear Mr. McGlade and Mr. Davis:

I was surprised and disappointed to receive Mr. McGlade’s letter last night.

To be clear, our meeting last week was not a tactic as you suggest, but rather a good faith effort to describe the basis of our Board’s unanimous views on valuation. Although the parties did not agree, we appreciated the business-like tone of the meeting and were awaiting a response from you. We each agreed that it would be counterproductive to make claims in public as to what each party said at the meeting. We have not done so or otherwise detailed our conversations, either publicly or in our court filings.

In your letter, you object to our supplementing the court record to reflect this meeting. This step was taken only with the express prior written consent of your counsel. At no time did your counsel suggest that it was improper for us to supplement the court record with public information about the meeting or that we would be violating any agreement by discussing the meeting and its significance to the issues that Air Products has raised in the litigation in our post-trial brief. We can see no reason why either of us would object to the court being provided with public filings.

With respect to your description of the substance of our meeting, we do not agree with your characterization, but there is no benefit to debating it in public or through letters.

On behalf of the Airgas Board of Directors,

John van Roden
Chairman

cc: Air Products Board of Directors